Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. NOTWITHSTANDING THE FOREGOING, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR REFINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

THE REGISTERED HOLDER OF THIS WARRANT IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT (COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER).

DEERFIELD RESOURCES, LTD.

WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:30 P.M. EASTERN
TIME ON THE EXPIRATION DATE

NO. _________	Original Issue Date: February 10, 2010

FOR VALUE RECEIVED, DEERFIELD RESOURCES, LTD., a Nevada corporation (the "Company"), hereby certifies that ________________ or its registered assigns (the "Holder"), is entitled to purchase from the Company under the terms as hereinafter set forth, __________________(_____________) fully paid and non-assessable shares of the Company's Common Stock, par value $.001 per share (the "Warrant Stock"), at any time and from time to time, but no later than 5:30 p.m., Eastern Time, on the Expiration Date (as hereinafter defined), at a purchase price of ONE DOLLAR AND SIXTY CENTS ($1.60) per share (the "Exercise Price"). The number of shares of Warrant Stock to be so issued and the Exercise Price are subject to adjustment in certain events as hereinafter set forth. The term "Common Stock" shall mean, when used herein, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant.

RECITALS

A.

This Warrant is one of the Warrants delivered in connection with the Company's private placement (the "Offering") to accredited investors a minimum of 50 Units and a maximum of 80 Units at a purchase price of $125,000 per Unit, or up to 96 Units if the Company elects to accept over-subscriptions, with each Unit (the "Units") consisting of 100,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), and a five-year detachable warrant (the "Warrant") to purchase 50,000 shares of Common Stock with an exercise price of $1.60 per share. The Common Stock and Warrants comprising the Units, and the shares of Common Stock underlying the Warrants are collectively referred to as the Securities." Capitalized terms used herein but not defined shall have the meaning given to such terms in the Subscription Agreement.

B.

The Company is delivering this Warrant in reliance upon the exemption from securities registration afforded by the provisions of Regulation D ("Regulation D") or as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act.

C.

Contemporaneously with the execution and delivery of this Warrant, the Company and Holder, among others, are executing and delivering (i) a Subscription Agreement (the "Subscription Agreement"); (ii) a Registration Rights Agreement (the "Registration Rights Agreement"); and (iii) the Lock-up Agreement (the "Lock-up Agreement"). This Warrant, the Registration Rights Agreement, the Subscription Agreement and Lock-up Agreement are sometimes hereinafter collectively referred to as the "Transaction Documents."

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in the Transaction Documents, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees as follows:

1.	Exercise of Warrant.

a.

To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless the aggregate Warrant Shares represented by this Warrant is being exercised. The Holder may exercise this Warrant according to its terms by delivery of the Exercise Notice (in the form attached as Warrant Exhibit A hereto) to the Company, along with a Warrant Shares Log (in the form attached as Warrant Exhibit B hereto) at the Company's address for notice set forth herein, together with payment of the Exercise Price multiplied by the number of Warrant Stock that the Holder intends to purchase hereunder, prior to 5:30 p.m., Eastern Time, on February 9, 2015 (the "Expiration Date").

b.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. The Company shall pay cash in lieu of fractions with respect to the Warrants based upon the fair market value of such fractional shares of Warrant Stock (which shall be the closing price of such shares on the exchange or market on which the Warrant Stock is then traded) at the time of exercise of this Warrant.

c.

In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder within a reasonable time after such rights shall have been so exercised. The person or entity in whose name any certificate for the Warrant Stock is issued upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such shares immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Exercise Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the opening of business on the next succeeding date on which the stock transfer books are open. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Warrant Stock on exercise of this Warrant.

2.	Disposition of Warrant Stock and Warrant.

a.

Except as expressly permitted by this Section 2, the Holder shall not, whether directly or indirectly, transfer any right, title or interest on this Warrant to any person (in each such case, a "Transferee"). The Holder hereby agrees that it will not sell or transfer all or any part of this Warrant unless and until it shall first have given written notice to the Company of its intention to transfer the Warrant, which shall include (i) a description of the securities to be transferred, (ii) the identity of the prospective Transferee, and (iii) the consideration and the material terms and conditions upon which the proposed transfer is to be made. Any attempt to Transfer all or any portion of this Warrant in violation of Section 13 shall be null and void, and the Company shall not register any such Transfer. Nothing in this Warrant, however, shall restrict the Holder from engaging in derivative transactions with respect to securities of the Company. The foregoing restriction shall not apply to transfers: (i) to the Holder's direct or indirect wholly-owned subsidiaries of the Holder; (ii) to any spouse or member of an individual Holder's immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the individual Holder's spouse or members of the individual Holder's immediate family, or to a trust for the individual Holder's own self, or a charitable remainder trust; or (iii) any bona fide gift to any charitable organization described in Section 501(c)(3) of the Internal Revenue Code; provided, however, that in the event of any transfer made pursuant to one of the exemptions hereunder, each such transferee or assignee, prior to the completion of the transfer, shall have executed documents assuming the obligations of the Holder under this Warrant with respect to the transferred securities.

b.

All certificates shall bear the restrictive legend specified in the cover page of this Warrant only to the extent required by applicable law and as specified in the Transaction Documents. The Warrant Stock shall otherwise be freely transferable on the books and records of the Company as and to the extent permitted by applicable law and provided by this Agreement and the Registration Rights Agreement. If the Holder (i) provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration by the Holder of the Warrant Stock is not required under the Securities Act, or (ii) transfers securities to an affiliate which is an accredited investor (in accordance with the provisions of this Agreement) or in compliance with Rule 144, then in either instance the Company shall permit the said transfer, and if applicable promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Holder.

c.

The legend shall be removed and the Company shall issue a certificate without such legend to the holder of any Warrant Stock upon which it is stamped, and a certificate for such Warrant Stock shall be originally issued without the legend, if, unless otherwise required by state securities laws, (i) the sale of such Warrant Stock is registered under the Securities Act, or (ii) the Holder provides the Company with an opinion by counsel reasonably satisfactory to the Company, that is in form, substance and scope reasonably satisfactory to the Company, to the effect that a public sale or Transfer of such Warrant Stock may be made without registration under the Securities Act or (iii) the Holder provides the Company with assurances reasonably satisfactory to the Company and its counsel, that such Warrant Stock can be sold pursuant to Rule 144. The Holder agrees that its sale of all Warrant Stock, including those represented by a certificate(s) from which the legend has been removed, or which were originally issued without the legend, shall be made only pursuant to an effective registration statement (and to deliver a prospectus in connection with such sale) or in compliance with an exemption from the registration requirements of the Securities Act. In the event the legend is removed from any Warrant Stock or any Warrant Stock is issued without the legend and thereafter the effectiveness of a registration statement covering the sales of such Warrant Stock is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to the holder of such Warrant Stock, the Company shall be entitled to require that the legend be placed upon any such Warrant Stock which cannot then be sold pursuant to an effective registration statement or Rule 144 or with respect to which the opinion referred to in clause (i) next above has not been rendered, which legend shall be removed when such Warrant Stock may be sold pursuant to an effective registration statement or Rule 144 (or the holder thereof provides the opinion with respect thereto described in clause (i) next above.

3.	Cashless Exercise

a.

If a registration statement covering the Warrant Stock filed in connection with the Offering (a "Registration Statement") is effective such that the Holder may freely sell its shares of Warrant Stock upon exercise hereof, this Warrant may be exercisable in whole or in part for cash only as set forth in Section 1 above. If no such Registration Statement is available, then payment upon exercise may be made at the option of the Holder either (i) in cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by delivery of Warrant Stock issuable upon exercise of the Warrants in accordance with Section 3(b) below ("Cashless Exercise") or (iii) by a combination of any of the foregoing methods, for the number of Warrant Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Warrant Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Warrant Stock (or other securities) determined as provided herein.

b.

If the Fair Market Value of one share of Warrant Stock is greater than the Purchase Price (at the date of calculation as set forth below) and no Registration Statement relating to the Warrant Stock is effective, in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Subscription Form in which event the Company shall issue to the Holder a number of shares of Warrant Stock computed using the following formula:

X =[ Y*(A-B)]/A

Where
X= the number of shares of Warrant Stock to be issued to the Holder

Y= the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A= the Fair Market Value of one share of the Company's Warrant Stock (at the date of such calculation)

B= Purchase Price (as adjusted to the date of such calculation)
c.

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Commission currently has interpreted Rule 144 to mean that the Warrant Stock issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Stock shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement.

4.

Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Warrant Stock as shall be required for issuance upon exercise of this Warrant. The Company further agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will be duly authorized and will, upon issuance and against payment of the exercise price, be validly issued, fully paid and non-assessable, free from all taxes, liens, charges and preemptive rights with respect to the issuance thereof, other than taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed by federal and state securities laws.

5.

Exchange, Transfer or Assignment of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Warrant Stock purchasable hereunder. Upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such Instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants that carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.

6.	Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 6.

a.

Stock Dividends and Splits. If the Company (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

b.

Fundamental Transactions. If there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "Alternative Consideration"). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternative Consideration based on the amount of Alternative Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternative Consideration in a reasonable manner reflecting the relative value of any different components of the Alternative Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternative Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant for a term equal to the remainder of the term of this Warrant and consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternative Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. "Fundamental Transaction" means (i) the consummation of a transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or group of Persons acting in concert becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the Company's issued and outstanding capital stock on a fully-diluted basis, (ii) the adoption of a plan relating to the liquidation, dissolution or wind-up of the affairs of the Company, (iii) a consolidation or merger of the Company with or into any other Person or Persons (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding equity securities of the surviving, resulting or consolidated entity), or (iv) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 12(d) of the Exchange Act) or persons.

c.	Subsequent Equity Sales.

(i)

If and whenever on or after the date hereof and through the earlier to occur of (i) eighteen months from the date hereof and (ii) date that there is an effective registration statement on file with the Securities and Exchange Commission covering the resale of all of the Warrant Stock and all of the shares of Common Stock issued in the Offering, the Company issues or sells any shares of Common Stock or securities convertible into Common Stock for a consideration per share of Common Stock less than the then current Exercise Price (if the holder of the Common Stock or securities convertible into Common Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price), then, the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of Common Stock or securities convertible into Common Stock plus the number of shares of Common Stock which the offering price for such shares of Common Stock or securities convertible into Common Stock would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable. The Company shall notify the Holder in writing, no later than the third Trading Day following the issuance of any Common Stock or securities convertible into Common Stock subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

(ii)	For purposes of this subsection 6(c), the following subsections (c)(ii)(1) to (c)(ii)(6) shall also be applicable:

1.

Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price. Except as otherwise provided in subsection 6(c)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

2.

Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price, provided that (a) except as otherwise provided in subsection 6(c)(ii)(3), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of subsection 6(c).

3.

Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 6(c)(ii)(1) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 6(c)(ii)(1) or 6(c)(ii)(2), or the rate at which Convertible Securities referred to in subsections 6(c)(ii)(1) or 6(c)(ii)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such event shall forthwith be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 6(c) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 6(c) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

4.

Stock Dividends. Subject to the provisions of this subsection 6(c), in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration. Notwithstanding the foregoing, if Section 6(a) is applicable to the declaration by the Company of a stock dividend or other distribution, then Section 6(c) shall not apply to that dividend or other distribution.

5.

Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be gross amount received by the Company therefor, before any deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, before the deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the "Additional Rights") are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using a method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holders as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holders are unable to agree upon the fair market value of the Additional Rights, the Company and the Holders shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Holder.

6.

Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iii)

Notwithstanding the foregoing, no adjustment will be made under this paragraph (c) in respect of: (1) the issuance of shares of Common Stock or options to employees, officers, directors, or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors, (2) securities issued upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; and (3) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person which is either an owner of, or an entity that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

d.

Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 6, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

e.

Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

f.

Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company's Transfer Agent.

g.

Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

7.

Limitation on Exercises. Notwithstanding anything herein to the contrary, the Holder shall not be entitled to exercise this Warrant on an exercise date nor may the Company exercise its right to give a Call Notice (as defined in Section 8) in connection with that number of Warrant Stock which would be in excess of the sum of (i) the number of Common Stock beneficially owned by the Holder and its affiliates on an exercise date or Call Date, and (ii) the number of Warrant Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date or Call Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding, Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 there under. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the Holder to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Subscriber shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

8.

Warrant Call Option. The Company shall have the option to "call" the Warrants (the "Warrant Call"), one or more times, in accordance with and governed by this Section 8. The Company may not exercise the right to Call this Warrant after the occurrence of a default by the Company of a material term of this Warrant or the Subscription Agreement.

a.

Call Notice. The Company shall exercise the Warrant Call by giving to the Holder a written notice of call (the "Call Notice") during the period in which the Warrant Call may be exercised. Unless otherwise agreed to by the Holder, a Call Notice must be given to all other holders who received warrants in the Offering, in proportion to the amounts of Warrant Stock which may be purchased by the respective holders in accordance with the respective warrants held by each.

b.

Call Date. The Company's right to exercise the Warrant Call shall commence thirty trading days after the actual effective date of the Registration Statement covering the Warrant Stock to be issued upon exercise of the Warrant and end thirty trading days prior to the Expiration Date. The effective date of each Call Notice (the "Call Date") is the date on which notice is effective under the notice provision of Section 10 of this Warrant. A new Call Notice may be given no sooner than fifteen trading days after a prior Call Date.

c.

Lookback Period. A Call Notice may be given by the Company only within five trading days after the Common Stock has had a closing price of at least $3.00 and the average daily trading volume exceeds 100,000 shares for fifteen (15) consecutive trading days ("Lookback Period"), as reported by the trading market or quotation system on which the Company's Common Stock is listed, traded or quoted (the "Principal Market"). The Company shall not have received a notice from the Principal Market during the ninety calendar days prior to the Call Date, that the Company or the Common Stock does not meet the requirements for continued quotation, listing or trading on such Principal Market. The Company shall meet the requirements for continued quotation, listing or trading on the Principal Market for the Lookback Period through the Delivery Date.

d.

Timely Exercise and Payment. The Holder shall exercise the Warrant and submit the Exercise Price within fourteen trading days after the Call Date. If the Holder fails to timely pay the amount required by the Warrant Call, the Company's sole remedy shall be to cancel a corresponding amount of this Warrant.

9.

Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence satisfactory to it, in the exercise of its reasonable discretion, of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof, without expense to the Holder, a new Warrant of like tenor dated the date hereof.

10.	Holder Not a Stockholder. Prior to exercise of this Warrant, the Holder hereof shall not, by reason of being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Stock.

11.

Fees and Expenses. Except as specified in the Subscription Agreement or otherwise herein provided, the Company and Holder shall pay the fees and expenses of its respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Warrant.

12.

Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

13.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:30 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	SanJun Industrial Park, HuaWang Road
Dalang, Longhua Town
Shenzhen, 518109, China
Fax: +86-755-2810 9421
Attention: Chief Executive Officer

with a copy (for	Pillsbury Winthrop Shaw Pittman LLP
informational	50 Fremont Street
purposes only) to:	San Francisco, CA 94105-2228
Tel: 415.983.1523
Fax: 415.983.1200
Attention: Scott C. Kline

If to the Holder:	To the address set forth on such Holder's signature page to the Subscription Agreement or such other address as may be designated in writing hereafter, in the same manner, by such Person.

14.

Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY ANY OTHER LAW. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant and any other Transaction Documents may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). The Company and the Holder hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waive, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such proceeding has been commenced in an improper or inconvenient forum. The Company and the Holder hereby irrevocably waive personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.

Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Holder. Subject to compliance with applicable securities laws, and the terms and conditions herein, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof with respect to any or all of the Warrant Stock. On the surrender for exchange of this Warrant, with the transferor's endorsement in the form of Warrant Exhibit C attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable Securities Laws, the Company at its expense but with payment by such transferor of any applicable transfer taxes) will issue and deliver to or on the order of the transferor thereof a new Warrant or a Warrant of like tenor, in the name of the transferor and/or the Transferee(s) specified in such Transferor Endorsement Form, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant so surrendered by such transferor.

16.

Amendments; Waivers. No provision of this Warrant may be waived or amended except in a written instrument signed by the Company and the holders of a majority of the Warrants issued in connection with the Offering. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

17.

Construction. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Warrant will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Warrant shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

DEERFIELD RESOURCES, LTD.

By: ______________________________________
Name: Xiangjun Liu
Title: Chief Executive Officer

Signature Page to Warrant

WARRANT EXHIBIT A

EXERCISE NOTICE

DEERFIELD RESOURCES, LTD.

WARRANT DATED FEBRUARY 10, 2010

(1)

The undersigned hereby irrevocably elects to purchase ______________shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)

The undersigned shall pay the sum of $____________to the Company in accordance with the terms of the Warrant.

(3)

Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

________________________________________________________________________________________________________

The Warrant Stock shall be delivered to the following DWAC Account Number, if permitted, or by physical delivery of a certificate to:

________________________________________________________________________________________________________

________________________________________________________________________________________________________

(4)

By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 7 of this Warrant to which this notice relates.

(5)

The undersigned represents and warrants that the undersigned is acquiring such shares for its own account for investment purpose, and not for resale or with a view to distribution of such shares.

Dated: _____________, ______

Name of Holder:

(Print)
____________________________________

By:
____________________________________

Name:
____________________________________
Title:
____________________________________

(Signature must conform in all respects to name of
holder as specified on the face of the Warrant)

WARRANT EXHIBIT B

DEERFIELD RESOURCES, LTD.

Warrant Shares Exercise Log

Date	Number of Warrant	Number of Warrant Shares	Number of
	Shares Available to be	Exercised	Warrant Shares
	Exercised		Remaining to be
Exercised

WARRANT EXHIBIT C
DEERFIELD RESOURCES, LTD.

WARRANT ORIGINALLY ISSUED FEBRUARY 10, 2010

WARRANT NO. ___

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________(the "Transferee") the right represented by the above-captioned Warrant to purchase ____________shares of Common Stock to which such Warrant relates, and all rights evidenced thereby, and appoints any duly authorized officer or other authorized person of the Company, attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated: _____________________, ______

______________________________________________________________________
Holder's Name:
______________________________________________________________________
Holder's Signature:
______________________________________________________________________
Name and Title of Signatory:
______________________________________________________________________
Holder's Address:

Signature Guaranteed:
______________________________________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

______________________________________________________________________
Transferee's Name:
______________________________________________________________________
Transferee's Address: